Exhibit 99.1

RXi Pharmaceuticals Reports Financial

Results for the Third Quarter of 2013

WESTBOROUGH, MA – November 14, 2013 — RXi Pharmaceuticals Corporation (OTCQX: RXII), a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using RNA-targeted technologies, today reported its financial results for the quarter ended September 30, 2013, and provided a business update.

“RXi’s third quarter has seen continued positive data coming from our Phase 1 studies, with dose dependent silencing of mRNA of CTGF with RXI-109, while confirming the good safety profile of the drug,” said Geert Cauwenbergh, President and CEO of RXi Pharmaceuticals. He added that, “In this past quarter, we have been able to finalize all necessary activities for the start of our Phase 2 program with RXI-109, in line with our announced time lines and well within our projected budget. The recently announced start of our Phase 2 patient recruitment sets us up for an interesting fourth quarter of 2013 and an excellent start of 2014.”

Third Quarter 2013 and Recent Company Highlights

•	Announcement of positive data in second Phase 1 multi-dose study in healthy volunteers in RXI-109: In December 2012, we initiated a second Phase 1 clinical trial of RXI-109, known as Study 1202. The first part of Study 1202 enrolled nine subjects, during which subjects received intradermal injections of RXI-109 in four separate areas of the abdomen and placebo injections in four other areas of the abdomen, all of which were administered on multiple occasions over multiple weeks. In July 2013, we announced that multiple injections of RXI-109 were well tolerated with minimal and mild side effects. The treatment of RXI-109 in this study resulted in dose dependent silencing of CTGF mRNA in the treated areas 3 days after the last dose.

•	Enrollment of additional cohorts in second Phase 1 multi-dose study in health volunteers in RXI-109: The Company initiated a second Phase 1 clinical trial of RXI-109 in December 2012, known as Study 1202. The first part of the study enrolled nine subjects and the second part of Study 1202 enrolled an additional six subjects (2 cohorts of 3 subjects each). Each cohort received injections of RXI-109 in four separate areas of the abdomen and placebo injections in four other areas of the abdomen. This second part of the study included a higher dose level and an alternative dosing program. The second part of Study 1202 is currently ongoing and is expected to be completed by the end of 2013.

•	Completion of a 1-for-30 reverse stock split: On July 22, 2013, the Company announced a 1-for-30 reverse stock split of the Company’s issued and outstanding shares of common stock. The reverse split was effective as of July 23, 2013 and began trading on a post-split basis at the open of the OTCQX on July 24, 2013.

Selected Financial Highlights

Cash and Cash Equivalents

At September 30, 2013, RXi had cash, cash equivalents, and short-term investments of approximately $15.8 million, compared with $5.1 million at December 31, 2012.

Net Loss and Net Loss Applicable to Common Stockholders

Net loss for the three months ended September 30, 2013 was $2.1 million, including $0.4 million in non-cash share-based compensation expense, compared with a net loss of $1.6 million, including $0.3 million in non-cash share-based compensation expense, for the three months ended September 30, 2012. The increase in the net loss of $0.5 million was primarily attributable to an increase in general and administrative expenses due to an increase in headcount, resulting in additional operating expenses during the quarter, an increase in board fees and increased legal fees related to the Company’s reverse split completed in July 2013.

Net loss for the nine months ended September 30, 2013 was $18.4 million, including $1.5 million in non-cash share-based compensation expense, compared with a net loss of $11.2 million, including $0.7 million in non-cash share-based compensation expense, for the nine months ended September 30, 2012. The increase in net loss of $7.2 million was primarily attributable to an increase of $6.1 million in expense related to the fair value of common shares issued in exchange for patent and technology rights and an increase of $0.8 million in non-cash share-based compensation expense.

Net loss applicable to common stockholders for the three months ended September 30, 2013 was $3.5 million compared with a net loss applicable to common stockholders of $2.9 million for the comparable period in 2012. The increase in net loss applicable to common stockholders of $0.6 million was primarily attributable to the aforementioned increase in the net loss as compared to prior year and an increase of $0.1 million related to the fair value of Series A and Series A-1 Preferred Stock dividends.

Net loss applicable to common stockholders for the nine months ended September 30, 2013 was $25.8 million compared with a net loss applicable to common stockholders of $23.1 million for the comparable period in 2012. The increase in net loss applicable to common stockholders of $2.7 million was primarily attributable to the aforementioned increase in net loss as compared to prior year and an increase of $5.0 million related to the fair value of Series A and Series A-1 Preferred Stock offset by a decrease of $9.5 million related to a one-time charge for the beneficial conversion feature of the Series A Preferred Stock recorded in the second quarter of 2012.

Revenues

Total revenues for the three months ended September 30, 2013 were $0.1 million as compared with $0.1 million for the comparable period in 2012. The recognition of revenue for the three months ended September 30, 2013 and 2012 was due to the recognition of work completed on the Company’s government grants during the period.

Total revenues for the nine months ended September 30, 2013 were $0.4 million as compared with $0.1 million for the comparable period in 2012. The increase in total revenues for the nine months ended September 30, 2013 was due to the recognition of work completed on the Company’s government grants during the period. Work increased on the grants during the nine months ended September 30, 2013 as two of the Company’s three grants had project end dates in 2013.

Research and Development Expenses

Research and development expenses for the three months ended September 30, 2013 were $1.2 million, compared with $1.2 million for the three months ended September 30, 2012. Changes in research and development expenses for the three months ended September 30, 2013 as compared with September 30, 2012 were minimal and remained consistent period over period.

Research and development expenses for the nine months ended September 30, 2013 were $16.2 million, compared with $9.3 million for the nine months ended September 30, 2012. The increase of $6.9 million was primarily due to increases of $6.1 million in expense related to the fair value of common shares issued in exchange for patent and technology rights, $0.3 million in share-based compensation expense and $0.5 million in research and development expenses related to the Company’s two Phase 1 clinical trials.

General and Administrative Expenses

General and administrative expenses for the three months ended September 30, 2013 were $0.9 million, compared with $0.5 million for the three months ended September 30, 2012. The increase in general and administrative expenses of $0.4 million was primarily due to an increase in general and administrative expenses of $0.3 million related to an increase in headcount, board fees, legal fees due to the Company’s completed reverse split during the quarter and $0.1 million in employee share-based compensation expense.

General and administrative expenses for the nine months ended September 30, 2013 were $2.6 million, compared with $2.0 million for the nine months ended September 30, 2012. The increase in general and administrative expenses of $0.6 million was primarily related to an increase of $0.5 million in employee stock-based compensation expense.

Series A and Series A-1 Preferred Stock and Dividends

Accretion of Series A and Series A-1 Preferred Stock and dividends was $1.4 million for the three months ended September 30, 2013, compared with $1.3 million accretion of Series A and Series A-1 Preferred Stock and dividends for the comparable period in 2012. The increase of $0.1 million is attributable to an increase in the Company’s closing common stock price on the dividend payment date on September 30, 2013 as compared with September 30, 2012, which is used to calculate the fair value of the Series A and A-1 Preferred Stock.

Accretion of Series A and Series A-1 Preferred Stock and dividends was $7.4 million for the nine months ended September 30, 2013, compared with $11.9 million accretion of Series A and Series A-1 Preferred Stock and dividends for the comparable period in 2012. The decrease of $4.5 million is due to the one-time charge of $9.5 million related to the beneficial conversion feature of the Series A Preferred Stock during the same period in the prior year offset by an increase of $5.0 million in Series A and Series A-1 Preferred Stock dividends due to an increase in the Company’s closing common stock price on the dividend payment dates, which is used to calculate the fair value of the Series A and A-1 Preferred Stock.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (OTCQX: RXII) is a biotechnology company focused on discovering, developing and commercializing innovative therapies based on its proprietary, self-delivering RNAi platform. Therapeutics that use RNA interference, or “RNAi,” have great promise because of their ability to down-regulate, the expression of a specific gene that may be over-expressed in a disease condition. Building on the pioneering work of scientific founder and Nobel Laureate Dr. Craig Mello, a member of the RXi Scientific Advisory Board, RXi’s first RNAi product candidate, RXI-109, targets connective tissue growth factor (CTGF) to reduce dermal scarring (fibrosis), entered human clinical trials in June 2012. For more information, please visit www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “believe,” “expect,” “may,” “should,” “designed to,” “will” and similar references. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109 and our other product candidates; the timing and future success of our clinical trials with RXI-109; our expectation that we will enter into a Phase 2 clinical trial for RXI-109 within anticipated time periods and budgets; our ability to implement cost-saving measures; our ability to successfully list our securities on a national securities exchange and statements about other future expectations. Forward-looking statements are neither historical facts nor assurances of future performance. Instead they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the risk that our clinical trial with RXI-109 may not be successful in evaluating the safety and tolerability of RXI-109 or providing preliminary evidence of the reduction of formation of surgical scars; the successful and timely completion of clinical studies; uncertainties regarding the regulatory process; the availability of funds and resources to pursue our research and development projects, including our clinical trials with RXI-109; and those identified under “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and in other filings the Company periodically makes with the SEC. The Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contacts

RXi Pharmaceuticals Corporation

Tamara McGrillen, 508-929-3646

tmcgrillen@rxipharma.com

RXi PHARMACEUTICALS CORPORATION

(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Total revenues	$92	$57	$370	$57

Research and development expenses	1,229	1,214	16,213	9,314
General and administrative expenses	934	539	2,588	2,006

Operating loss	(2,071)	(1,696)	(18,431)	(11,263)
Interest income (expense)	10	(1)	14	(29)
Other income	2	53	—	124

Net loss	(2,059)	(1,644)	(18,417)	(11,168)
Accretion of Series A and Series A-1 preferred stock and dividends	(1,447)	(1,277)	(7,393)	(11,897)

Net loss applicable to common stockholders	$(3,506)	$(2,921)	$(25,810)	$(23,065)

Net loss per common share applicable to common stockholders:
Basic and diluted loss per share	$(0.30)	$(0.56)	$(2.64)	$(5.32)

Weighted average common shares outstanding:
Basic and diluted	11,630,189	5,238,507	9,783,615	4,334,406

RXi PHARMACEUTICALS CORPORATION

(A Development Stage Company)

CONDENSED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$6,847	$5,127
Restricted cash	53	53
Short-term investments	9,000	—
Prepaid expenses and other current assets	181	212

Total current assets	16,081	5,392
Equipment and furnishings, net	130	198
Other assets	—	2

Total assets	$16,211	$5,592

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$177	$416
Accrued expenses and other current liabilities	1,018	767
Deferred revenue	147	491
Current maturities of capital lease obligations	—	5

Total current liabilities	1,342	1,679
Deferred revenue, net of current portion	—	27

Total liabilities	1,342	1,706
Total convertible preferred stock	7,821	9,726
Total stockholders’ equity (deficit)	7,048	(5,840)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$16,211	$5,592